                                                      Exhibit 99(b)


                           CREDIT AGREEMENT


                      	dated as of March 30, 1998

                                 among


                        	GREIF BROS. CORPORATION,

                              	as Borrower,


                     VARIOUS FINANCIAL INSTITUTIONS,

                                as Banks,

                             	    and

                      KEYBANK NATIONAL ASSOCIATION,

                                as Agent

                        	TABLE OF CONTENTS

                                                            	Page

ARTICLE I.   DEFINITIONS                                       1

ARTICLE II. AMOUNT AND TERMS OF CREDIT                        13
SECTION 2.1.	AMOUNT AND NATURE OF CREDIT                      13
SECTION 2.2.	CONDITIONS TO LOANS AND LETTERS OF CREDIT        17
SECTION 2.3.	PAYMENT ON NOTES, ETC.                           19
SECTION 2.4.	PREPAYMENT                                       19
SECTION 2.5.	FACILITY AND OTHER FEES;
TERMINATION OR REDUCTION OF COMMITMENT                        20
SECTION 2.6.	COMPUTATION OF INTEREST AND FEES;
DEFAULT RATE                                                  21
SECTION 2.7.	MANDATORY PAYMENT                                21

ARTICLE III.   ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS  22
SECTION 3.1.	RESERVES OR DEPOSIT REQUIREMENTS, ETC.           22
SECTION 3.2.	TAX LAW, ETC.                                    22
SECTION 3.3.	EURODOLLAR DEPOSITS UNAVAILABLE OR
INTEREST RATE UNASCERTAINABLE                                 23
SECTION 3.4.	INDEMNITY                                        24
SECTION 3.5.	CHANGES IN LAW RENDERING
LIBOR LOANS UNLAWFUL                                          24
SECTION 3.6.	FUNDING                                          24

ARTICLE IV.   CONDITIONS PRECEDENT                            24
SECTION 4.1.	CONDITIONS PRECEDENT TO CLOSING                  24
SECTION 4.2.	CONDITIONS SUBSEQUENT TO CLOSING DATE            26

ARTICLE V.   COVENANTS                                        27
SECTION 5.1.	INSURANCE                                        27
SECTION 5.2.	MONEY OBLIGATIONS                                27
SECTION 5.3.	FINANCIAL STATEMENTS                             27
SECTION 5.4.	FINANCIAL RECORDS                                28
SECTION 5.5.	FRANCHISES                                       28
SECTION 5.6.	ERISA COMPLIANCE                                 28
SECTION 5.7.	FINANCIAL COVENANTS                              29
SECTION 5.8.	BORROWING                                        29
SECTION 5.9.	LIENS                                            30
SECTION 5.10.	REGULATIONS U and X                             31
SECTION 5.11.	INVESTMENTS AND LOANS                           31
SECTION 5.12.	MERGER AND SALE OF ASSETS                       32

                                                            	Page

SECTION 5.13.	ACQUISITIONS                                    33
SECTION 5.14.	NOTICE                                          33
SECTION 5.15.	ENVIRONMENTAL COMPLIANCE                        33
SECTION 5.16.	AFFILIATE TRANSACTIONS                          34
SECTION 5.17.	CORPORATE NAMES                                 34
SECTION 5.18.	SUBSIDIARY GUARANTIES                           34
SECTION 5.19.	OTHER COVENANTS                                 34

ARTICLE VI.  REPRESENTATIONS AND  WARRANTIES                  35
SECTION 6.1.	CORPORATE EXISTENCE; SUBSIDIARIES;
FOREIGN QUALIFICATION                                         35
SECTION 6.2.	CORPORATE AUTHORITY                              35
SECTION 6.3.	COMPLIANCE WITH LAWS                             35
SECTION 6.4.	LITIGATION AND ADMINISTRATIVE PROCEEDINGS        36
SECTION 6.5.	TITLE TO ASSETS                                  36
SECTION 6.6.	LIENS AND SECURITY INTERESTS                     36
SECTION 6.7.	TAX RETURNS                                      36
SECTION 6.8.	ENVIRONMENTAL LAWS                               36
SECTION 6.9.	CONTINUED BUSINESS                               37
SECTION 6.10.	EMPLOYEE BENEFITS PLANS                         37
SECTION 6.11.	CONSENTS OR APPROVALS                           38
SECTION 6.12.	SOLVENCY                                        38
SECTION 6.13.	FINANCIAL STATEMENTS                            38
SECTION 6.14.	REGULATIONS                                     38
SECTION 6.15.	MATERIAL AGREEMENTS                             39
SECTION 6.16.	INTELLECTUAL PROPERTY                           39
SECTION 6.17.	INSURANCE                                       39
SECTION 6.18.	ACCURATE AND COMPLETE STATEMENTS                39
SECTION 6.19.	DEFAULTS                                        39

ARTICLE VII.   EVENTS OF DEFAULT                              40
SECTION 7.1.	PAYMENTS                                         40
SECTION 7.2.	SPECIAL COVENANTS                                40
SECTION 7.3.	OTHER COVENANTS                                  40
SECTION 7.4.	REPRESENTATIONS AND WARRANTIES                   40
SECTION 7.5.	CROSS DEFAULT                                    40
SECTION 7.6.	ERISA DEFAULT                                    40
SECTION 7.7.	CHANGE IN CONTROL                                40
SECTION 7.8.	MONEY JUDGMENT                                   40
SECTION 7.9.	VALIDITY OF LOAN DOCUMENTS                       41
SECTION 7.10.	SOLVENCY                                        41

                                                            	Page

ARTICLE VIII.   REMEDIES UPON DEFAULT                         41
SECTION 8.1.	OPTIONAL DEFAULTS                                41
SECTION 8.2.	AUTOMATIC DEFAULTS                               42
SECTION 8.3.	LETTERS OF CREDIT                                42
SECTION 8.4.	OFFSETS                                          42
SECTION 8.5.	EQUALIZATION PROVISION                           42

ARTICLE IX.   THE AGENT                                       43
SECTION 9.1.	APPOINTMENT AND AUTHORIZATION                    43
SECTION 9.2.	NOTE HOLDERS                                     43
SECTION 9.3.	CONSULTATION WITH COUNSEL                        43
SECTION 9.4.	DOCUMENTS                                        43
SECTION 9.5.	AGENT AND AFFILIATES                             44
SECTION 9.6.	KNOWLEDGE OF DEFAULT                             44
SECTION 9.7.	ACTION BY AGENT                                  44
SECTION 9.8.	NOTICES, DEFAULT, ETC.                           44
SECTION 9.9.	INDEMNIFICATION OF AGENT                         44
SECTION 9.10.	SUCCESSOR AGENT                                 45

ARTICLE X.   MISCELLANEOUS                                    45
SECTION 10.1.	BANKS' INDEPENDENT INVESTIGATION                45
SECTION 10.2.	NO WAIVER; CUMULATIVE REMEDIES                  45
SECTION 10.3.	AMENDMENTS, CONSENTS                            45
SECTION 10.4.	NOTICES                                         46
SECTION 10.5.	COSTS, EXPENSES AND TAXES                       46
SECTION 10.6.	INDEMNIFICATION                                 47
SECTION 10.7.	CAPITAL ADEQUACY                                47
SECTION 10.8.	OBLIGATIONS SEVERAL;
NO FIDUCIARY OBLIGATIONS                                      47
SECTION 10.9.	EXECUTION IN COUNTERPARTS                       48
SECTION 10.10.	BINDING EFFECT; BORROWER'S ASSIGNMENT          48
SECTION 10.11.	BANK ASSIGNMENTS/PARTICIPATIONS                48
SECTION 10.12.	SEVERABILITY OF PROVISIONS; CAPTIONS           51
SECTION 10.13.	INVESTMENT PURPOSE                             51
SECTION 10.14.	ENTIRE AGREEMENT                               51
SECTION 10.15.	GOVERNING LAW; SUBMISSION TO JURISDICTION      51
SECTION 10.16.	LEGAL REPRESENTATION OF PARTIES                52
SECTION 10.17.	JURY TRIAL WAIVER                              52

SCHEDULE 1	BANKS AND COMMITMENTS                              53
SCHEDULE 2	GUARANTORS OF PAYMENT                              54
EXHIBIT A		REVOLVING CREDIT NOTE                              55

                                                            	Page

EXHIBIT B		SWING LINE NOTE                                    57
EXHIBIT C		NOTICE OF LOAN                                     59
EXHIBIT D		COMPLIANCE CERTIFICATE                             61
EXHIBIT E		FORM OF ASSIGNMENT AND
ACCEPTANCE AGREEMENT                                          62
ANNEX 1		TO ASSIGNMENT AND ACCEPTANCE
AGREEMENT                                                     66

SCHEDULE 5.8	PERMITTED INDEBTEDNESS
SCHEDULE 5.9	PERMITTED LIENS
SCHEDULE 6.1	CORPORATE INFORMATION
SCHEDULE 6.4	LITIGATION
SCHEDULE 6.5	REAL PROPERTY
SCHEDULE 6.8	ENVIRONMENTAL DISCLOSURE
SCHEDULE 6.10	ERISA PLANS
SCHEDULE 6.15	MATERIAL AGREEMENTS

 	This Credit Agreement (as it may from time to time be amended, restated or otherwise modified, the "Agreement") is made effective as of the 30th day of March, 1998, among GREIF BROS. CORPORATION, a Delaware corporation, 425 Winter Road, Delaware, Ohio 43015 ("Borrower"), the banking institutions named in Schedule 1 attached hereto and made a part hereof (collectively, "Banks", and individually, "Bank") and KEYBANK NATIONAL ASSOCIATION, 127 Public Square, Cleveland, Ohio 44114-1306, as Agent for the Banks under this Agreement ("Agent").


	WITNESSETH:

WHEREAS, Borrower and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:


	ARTICLE I.   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in
(a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Company) by a merger or consolidation or any other combination with such Person.

"Acquisition Charges" shall mean the nonrecurring charges associated with the Sonoco Acquisition, including, but not limited to, the closing of plants of Borrower or the Target Companies in connection with the Sonoco Acquisition taken (in accordance with GAAP) by Borrower on or prior to Borrower's fiscal year ending October 31, 1998; provided, however, that all such charges shall not exceed, on pre-tax basis, Thirty-Five Million Dollars ($35,000,000).

"Advantage" shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

"Agent Fee Letter" shall mean the Agent Fee Letter from Agent to
Borrower, dated as of the Closing Date.

"Applicable Facility Fee Rate" shall mean:

(a)	for the period from the Closing Date through June 30, 1998,
twenty (20) basis points; and

(b)	commencing with the financial statements for the fiscal quarter ending April 30, 1998, the number of basis points set forth in the following matrix based on the Leverage Ratio:

                                               Applicable
	Leverage Ratio                              Facility Fee Rate
Greater than 3.00 to 1.00                    20.00 basis points

Greater than 2.50 to 1.00
but less than or
equal to 3.00 to 1.00                        15.00 basis points

Greater than 1.50 to 1.00
but less than or
equal to 2.50 to 1.00                        12.50 basis points

Less than or equal to 1.50 to 1.00          	10.00 basis points

Changes to the Applicable Facility Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.


"Applicable Margin" shall mean:

(a)	for the period from the Closing Date through June 30, 1998,
forty-five (45) basis points; and

(b)	commencing with the financial statements for the fiscal quarter ending April 30, 1998, the number of basis points set forth in the following matrix based on the Leverage Ratio:

                                                   Applicable
	Leverage Ratio                                      Margin
Greater than 3.00 to 1.00                       45.00 basis points

Greater than 2.50 to 1.00
but less than or
equal to 3.00 to 1.00                           37.50 basis points

Greater than 2.00 to 1.00
but less than or
equal to 2.50 to 1.00                           32.50 basis points

Greater than 1.50 to 1.00
but less than or
equal to 2.00 to 1.00                           27.50 basis points

Less than or equal to 1.50 to 1.00             	25.00 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.3 hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Banks to charge the Default Rate, or the rights and remedies of the Banks pursuant to Articles VII and VIII hereof.

"Base Rate" shall mean the greater of (a) the Prime Rate, or (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

"Base Rate Loan" shall mean a Loan described in Section 2.1 hereof on which Borrower shall pay interest at a rate based on the Base Rate.

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

"Change in Control" shall mean (a) the acquisition of ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person (other than the estate of, or any descendant - in any capacity, including, without limitation, the capacity of trustee - of the individual who is Borrower's majority shareholder as of the day before the Closing Date) or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated.

"Closing Date" shall mean the effective date of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

"Commitment" shall mean the obligation hereunder of the Banks, during the Commitment Period, to extend credit pursuant to the Revolving Credit Commitments up to the Total Commitment Amount.

"Commitment Letter" shall mean the Commitment Letter from Agent to Borrower, dated as of January 27, 1998, and accepted by Borrower on January 28, 1998, but excluding (a) the provisions which do not deal with the syndication process or the syndication provisions set forth therein (the "Non-Syndication Provisions"), and (b) the Summary of Terms and Conditions attached thereto; which Non-Syndication Provisions and Summary of Terms and Conditions have been superseded by the terms of this Agreement.

"Commitment Percentage" shall mean, for each Bank, the percentage set forth opposite such Bank's name under the column headed "Commitment Percentage" as described in Schedule 1 hereof.

"Commitment Period" shall mean the period from the Closing Date to March 31, 2003, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

"Company" shall mean Borrower or a Subsidiary.

"Companies" shall mean Borrower and all Subsidiaries.

"Consideration" shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

"Consolidated" shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section
6.13 hereof.

"Consolidated Depreciation and Amortization Charges" shall mean the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower and its Subsidiaries for the year in question, as determined in accordance with GAAP.

"Consolidated EBIT" shall mean, for any period, on a Consolidated basis and in accordance with GAAP, (a) Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) income taxes, (ii) Consolidated Interest Expense, (iii) nonrecurring noncash losses, (iv) the Restructuring Charges, and (v) the Acquisition Charges, minus (b) (i) nonrecurring noncash gains, and (ii) any amount of Timber Sale Gains in excess of Twenty-Five Million Dollars ($25,000,000).

"Consolidated EBITDA" shall mean, for any period, (a) Consolidated EBIT, plus (b) Consolidated Depreciation and Amortization Charges.

"Consolidated Interest Expense" shall mean, for any period, the Consolidated interest expense of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

"Consolidated Net Earnings" shall mean, for any period, the Consolidated net income (loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

"Consolidated Net Worth" shall mean, at any time, the Consolidated net worth of Borrower and its Subsidiaries at such time, determined in accordance with GAAP.

"Controlled Group" shall mean a Company and each "person" (as therein defined) required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

"Debt" shall mean, collectively, all Indebtedness incurred by Borrower to the Banks pursuant to this Agreement and includes the principal of and interest on all Notes and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment premium payable hereunder.

"Default Rate" shall mean a rate per annum which shall be two percent (2%) in excess of the Base Rate from time to time in effect.

"Derived LIBOR Rate" shall mean a rate per annum which shall be the sum of the Applicable Margin plus the LIBOR Rate.

"EBITDA Proviso" shall mean that, for purposes of calculating the Consolidated EBITDA portion of the Leverage Ratio for any fiscal quarter of Borrower ending prior to the fiscal quarter ending April 30, 1999, Borrower shall add thereto an amount equal to: (a) Twenty One Million Three Hundred Fifty Eight Thousand Dollars ($21,358,000) for Borrower's fiscal quarter ending April 30, 1998; (b) Fifteen Million Five Hundred Thirty Five Thousand Dollars ($15,535,000) for Borrower's fiscal quarter ending July 31, 1998; (c) Nine Million Seven Hundred Twelve Thousand Dollars ($9,712,000) for Borrower's fiscal quarter ending October 31, 1998; and (d) Three Million Eight Hundred Ninety Thousand Dollars ($3,890,000) for Borrower's fiscal quarter ending January 31, 1999.

"Environmental Laws" shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated pursuant thereto.

"ERISA Event" shall mean: (a) the existence of any condition or event with respect to an ERISA Plan which presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a lien on the assets of a Company, (b) a Controlled Group member has engaged in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA which could result in liability to a Company, (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307, (d) a Reportable Event has occurred with respect of any Pension Plan as to which notice is required to be provided to the PBGC, (e) a Controlled Group member has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively), (f) a Multiemployer Plan is in or is likely to be in reorganization under ERISA Section 4241, (g) an ERISA Plan (and any related trust) which is intended to be qualified under Code Sections 401 and 501 fails to be so qualified or any "cash or deferred arrangement" under any such ERISA Plan fails to meet the requirements of Code Section 401(k), (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan, (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan, (j) a claim, action, suit, audit or investigation is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits, or (k) a Controlled Group member incurs or is expected to incur any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

"ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

"Eurocurrency Reserve Percentage" shall mean, for any Interest Period in respect of any LIBOR Loan, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which a Bank may be subject in respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Loans is determined or any category of extension of credit or other assets that include the LIBOR Loans. For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Bank under said Regulation D.

"Event of Default" shall mean an event or condition which constitutes an event of default as defined in Article VII hereof.

"Federal Funds Effective Rate" shall mean for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers as the "Federal Funds Effective Rate" as of the date of this Agreement.

"Fee Letter" shall mean the Fee Letter from Agent to Borrower, dated as of January 27, 1998, and accepted by Borrower on January 28, 1998.

"Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer or treasurer.

"Funded Indebtedness" shall mean all Indebtedness that is funded, if any; provided, however, that reimbursement obligations (contingent or otherwise) under any letter of credit, banker's acceptance, interest rate swap, cap, collar or floor agreement or other interest rate management device shall not be deemed to be "funded" so long as such obligation remains solely a contingent obligation.

"GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

"Guarantor" shall mean a Person which pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person which agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

"Guarantor of Payment" shall mean each  of the Companies listed on
Schedule 2 hereto, and any other Person which shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

"Guaranty of Payment" shall mean each of the guaranties of payment of the Debt executed and delivered on or after the date hereof in connection herewith by the Guarantors of Payment, as the same may be from time to time amended, restated or otherwise modified.

"Indebtedness" shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all reimbursement obligations (contingent or otherwise) under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) all lease obligations which have been or should be capitalized on the books of such Company in accordance with GAAP, and (f) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements.

 	"Interest Adjustment Date" shall mean the last day of each Interest
Period.

"Interest Period" shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the last day of such period as selected by Borrower pursuant to the provisions hereof and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for any LIBOR Loan shall be one (1) month, two (2) months, three (3) months or six (6) months, in each case as Borrower may select upon notice, as set forth in Section 2.2 hereof, provided that: (a) if, as of three (3) Business Days prior to the end of an Interest Period, Borrower has failed to select the duration of a new Interest Period for such LIBOR Loan, Borrower shall be deemed to have selected an Interest Period of the same duration as the previous Interest Period for such LIBOR Loan; and (b) Borrower may not select any Interest Period for a LIBOR Loan which ends after any date when principal is due on such LIBOR Loan.

"Letter of Credit" shall mean any standby letter of credit which shall be issued by Agent for the benefit of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one (1) year after its date of issuance or (b) thirty (30) days prior to the last day of the Commitment Period.

"Letter of Credit Commitment" shall mean the commitment of Agent, on behalf of the Banks, to issue Letters of Credit in an aggregate outstanding face amount of up to Twenty Million Dollars ($20,000,000), during the Commitment Period, on the terms and conditions set forth in Section 2.1C hereof.

"Leverage Ratio" shall mean, for the time period in question, the ratio of Funded Indebtedness to Consolidated EBITDA for the most recently completed four (4) fiscal quarters (subject to the EBITDA Proviso).

"LIBOR Loan" shall mean a Loan described in Section 2.1 hereof on which Borrower shall pay interest at a rate based on the LIBOR Rate.

"LIBOR Rate" shall mean, for any Interest Period with respect to a LIBOR Loan, the quotient of: (a) the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, as provided by Telerate Service, Bloomberg's or Reuters (or any other similar company or service that provides rate quotations comparable to those currently provided by such companies) as the rate in the London interbank market for dollar deposits in immediately available funds with a maturity comparable to such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage.
In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (a) hereof) shall be the rate, determined by Agent as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, to be the average of the per annum rates at which dollar deposits in immediately available funds in an amount comparable to such LIBOR Loan and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

"Lien" shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property (real or personal) or asset.

"Loan" or "Loans" shall mean the credit granted to Borrower by the Banks in accordance with Section 2.1A or B hereof.

"Loan Documents" shall mean this Agreement, each of the Notes, each of the Guaranties of Payment, the Commitment Letter, the Agent Fee Letter, all documentation relating to each Letter of Credit, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

"Majority Banks" shall mean the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Commitment, or, if there is any borrowing hereunder, the holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate amount outstanding under the Notes.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Agent or the Banks hereunder or thereunder.

"Moody's" shall mean Moody's Investors Service, Inc., or any successor to such company.

"Negotiated Money Market Rate" shall mean a fixed rate of interest per annum, agreed to by Borrower and Agent.

"Multiemployer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

"Note" or "Notes" shall mean any Revolving Credit Note or the Swing Line Note, or any other note delivered pursuant to this Agreement.

"Notice of Loan" shall mean a Notice of Loan in the form of the attached Exhibit C.

"Obligor" shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

"PBGC" shall mean the Pension Benefit Guaranty Corporation, or its successor.

"Pension Plan" shall mean an ERISA Plan that is a "pension plan"
(within the meaning of ERISA Section 3(2)).

"Permitted Investment" shall mean an investment of a Company in the stock (or other debt or equity instruments) of a Person, so long as (a) the Company making the investment is Borrower or a Guarantor of Payment; and
(b) the aggregate amount of all such investments of all Companies does not exceed, at any time, an aggregate amount equal to fifteen percent (15%) of the Consolidated Net Worth of the Companies, based upon the financial statements of the Companies for the most recently completed fiscal quarter.

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

"Prime Rate" shall mean the interest rate established from time to time by Agent as Agent's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

"Private Placement" shall mean the issuance or issuances of privately placed debt securities, up to a maximum aggregate principal amount of One Hundred Million Dollars ($100,000,000), on such terms and conditions as may be reasonably satisfactory to Agent and the Majority Banks; provided, however, that if the aggregate amount of such securities at any time exceeds Fifty Million Dollars ($50,000,000), then the Total Commitment Amount shall be reduced by the amount of such excess.

"Purchase Agreement" shall mean the Stock Purchase Agreement between Borrower and Seller, dated as of March 30, 1998, as the same may from time to time be amended, restated or otherwise modified, wherein Borrower has agreed to acquire from Seller all of the outstanding stock or the entire membership interest, as the case may be, of the Target Companies.

"Related Writing" shall mean the Loan Documents and any assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.


"Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

"Restructuring Charges" shall mean, for the fiscal year ended October 31, 1997, the charges associated with Borrower's restructuring in the amount of Six Million Two Hundred Thousand Dollars ($6,200,000).

"Revolving Credit Commitment" shall mean the obligation hereunder, during the Commitment Period, of (a) each Bank to make Revolving Loans up to the aggregate amount set forth opposite such Bank's name under the column headed "Revolving Credit Commitment Amount" as listed in Schedule 1 hereof (or such lesser amount as shall be determined pursuant to Section
2.5 hereof), (b) each Bank to participate in the issuance of Letters of Credit pursuant to the Letter of Credit Commitment and (c) Agent to make Swing Loans pursuant to the Swing Line Commitment.

"Revolving Credit Note" shall mean any Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

"Revolving Loan" shall mean a Loan granted to Borrower by the Banks in accordance with Section 2.1A hereof.

"SEC" shall mean the Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

"Seller" shall mean Sonoco Products Company, a South Carolina corporation, and its successors and assigns.

"Sonoco Acquisition" shall mean the transactions contemplated in the Purchase Agreement.

"Standard & Poor's" shall mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor to such company.

"Subsidiary" of Borrower or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the voting power or capital stock of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership or limited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which Borrower, one or more other subsidiaries of Borrower or such Person, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof.

"Swing Line" shall mean the credit facility established by Agent in accordance with Section 2.1B hereof.

"Swing Line Commitment" shall mean the commitment of Agent to make Swing Loans to Borrower up to the maximum aggregate amount at any time outstanding of Twenty Million Dollars ($20,000,000) on the terms and conditions set forth in Section 2.1B hereof.

"Swing Line Note" shall mean the Swing Line Note executed and delivered pursuant to Section 2.1B hereof.

"Swing Loan" shall mean a Loan granted to Borrower by Agent in accordance with Section 2.1B hereof.

"Swing Loan Maturity Date" shall mean, with respect to any Swing Loan, the earlier of (a) thirty (30) days after such Swing Loan is made, or
(b) the last day of the Commitment Period.

"Target Companies" shall mean (a) KMI Continental Fibre Drum, Inc., a Delaware corporation, a wholly-owned subsidiary of Sonoco Products Company, a South Carolina corporation, (b) Sonoco Fibre Drum, Inc., a Delaware corporation, a wholly-owned subsidiary of KMI Continental Fibre Drum, Inc.,
(c) Sonoco Packaging Services, Inc., a Delaware corporation, a wholly-owned subsidiary of Sonoco Fibre Drum, Inc., (d) Sonoco Plastic Drum, Inc., an Illinois corporation, a wholly-owned subsidiary of Sonoco Products Company,
(e) Sonoco Plastic Drum Southwest Division, Inc., a Texas corporation, a wholly-owned subsidiary of Sonoco Plastic Drum, Inc., (f) Sonoco Plastic Drum Southeast Division, Inc., a Kentucky corporation, a wholly-owned subsidiary of Sonoco Plastic Drum, Inc., (g) Fibro Tambor, S.A. de C.V., a Mexican corporation, (h) Total Packaging Systems of Georgia, LLC, a Delaware limited liability company, a wholly-owned subsidiary of Sonoco Products Company, and (i) GBC Holding Co., a Delaware Corporation, a wholly-owned subsidiary of Sonoco Products Company.

"Timber Sale Gains" shall mean, for any period, gains properly classified as "Gain on Timber Sales" in the audited financial statements of the Companies for the fiscal year then ended or in the unaudited financial statements for the fiscal quarter then ended.

"Total Commitment Amount" shall mean the principal amount of Three Hundred Twenty-Five Million Dollars ($325,000,000) (or such lesser amount as shall be determined pursuant to Section 2.5 hereof).

"Unmatured Event of Default" shall mean an event or condition which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default and which has not been waived by the Majority Banks in writing.


"Voting Power" shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

"Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3 (l).

"Wholly-Owned Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company or other entity all of the securities or other ownership interest, of which having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.


	ARTICLE II. AMOUNT AND TERMS OF CREDIT

SECTION 2.1.	AMOUNT AND NATURE OF CREDIT.  Subject to the terms and
conditions of this Agreement, the Banks will participate to the extent hereinafter provided in making Loans to Borrower, and issuing Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

Each Bank, for itself and not one for any other, agrees to participate in Loans made and Letters of Credit issued hereunder during the Commitment Period on such basis that (a) immediately after the completion of any borrowing by Borrower or issuance of a Letter of Credit hereunder, the aggregate principal amount then outstanding on the Notes (other than the Swing Line Note) issued to such Bank, when combined with such Bank's pro rata share of the aggregate undrawn face amount of all issued and outstanding Letters of Credit, shall not be in excess of the amount shown opposite the name of such Bank under the column headed "Maximum Amount" as set forth in Schedule 1 hereto, and (b) such aggregate principal amount outstanding on the Notes (other than the Swing Line Note) issued to such Bank shall represent that percentage of the aggregate principal amount then outstanding on all Notes (other than the Swing Line Note) which is such Bank's Commitment Percentage.

Each borrowing (other than Swing Loans) from the Banks hereunder shall be made pro rata according to the Banks' respective Commitment Percentages. The Loans may be made as Revolving Loans and Swing Loans, and Letters of Credit may be issued, as follows:

A.	Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Commitment Period, the Banks shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower may from time to time request, but not exceeding in aggregate principal amount at any one time outstanding hereunder the Total Commitment Amount, when such Revolving Loans are combined with the aggregate principal amount of Swing Loans outstanding and the aggregate undrawn face amount of all issued and outstanding Letters of Credit. Borrower shall have the option to borrow Revolving Loans, maturing on the last day of the Commitment Period, hereunder by means of any combination of (a) Base Rate Loans, or (b) LIBOR Loans.

Borrower shall pay interest on the unpaid principal amount of Base
Rate Loans outstanding from time to time from the date thereof until paid at a rate per annum which shall be the Base Rate from time to time in effect. Interest on such Base Rate Loans shall be payable on the last day of each succeeding April, July, October and January of each year and at the maturity thereof, commencing April 30, 1998. Borrower shall pay interest on the unpaid principal amount of each LIBOR Loan outstanding from time to time from the date thereof until paid at a rate per annum which shall be the Derived LIBOR Rate, fixed in advance for each Interest Period (but subject to changes in the Applicable Margin) as herein provided for each such Interest Period. Interest on such LIBOR Loans shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

At the request of Borrower, provided no Unmatured Event of Default or Event of Default exists hereunder, the Banks shall convert Base Rate Loans to LIBOR Loans at any time, subject to the notice and other provisions of
Section 2.2 hereof, and shall convert LIBOR Loans to Base Rate Loans on any Interest Adjustment Date.

The obligation of Borrower to repay the Base Rate Loans and the LIBOR
Loans made by each Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower substantially in the form of Exhibit A hereto, dated the Closing Date, and payable to the order of such Bank in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made hereunder by such Bank. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

B.	Swing Loans.

Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower may from time to time request; provided, that Agent shall not make any Swing Loan under the Swing Line if, after giving effect thereto, (a) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans, plus, (ii) the aggregate outstanding principal amount of all Swing Loans, plus (iii) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, would exceed the Total Commitment Amount, or (b) the aggregate outstanding principal amount of all Swing Loans would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

Borrower shall pay interest, for the sole benefit of Agent, on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at a rate per annum which shall be the Negotiated Money Market Rate applicable to such Swing Loan. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one (1) day.

The obligation of Borrower to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of Borrower substantially in the form of Exhibit B hereto, dated the Closing Date, and payable to the order of Agent in the principal amount of the Swing Loan Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made hereunder by Agent. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.1B to borrow funds, repay the same in whole or in part and reborrow hereunder at any time and from time to time during the Commitment Period.

On any day when a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Bank purchase a participation in such Swing Loan, and Agent shall promptly notify each Bank thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, Agent hereby agrees to grant to each Bank, and each Bank hereby agrees to acquire from Agent, an undivided participation interest in such Swing Loan in an amount equal to such Bank's Commitment Percentage of the aggregate principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for its sole account, such Bank's ratable share of such Swing Loan (determined in accordance with such Bank's Commitment Percentage). Each Bank acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this
Section 2.1B is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of an Unmatured Event of Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank's Revolving Credit Commitment shall have been reduced or terminated. Each Bank shall comply with its obligation under this Section 2.1B by wire transfer of immediately available funds, in the same manner as provided in Section 2.2(b) with respect to Revolving Loans to be made by such Bank.

If Agent elects, by giving notice to Borrower and the Banks, Borrower agrees that Agent shall have the right, in its sole discretion, to request that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan. Upon receipt of such notice by Borrower, Borrower shall be deemed on such day to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.1 and
2.2. Each Bank agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Bank acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.1A when required by this Section 2.1B is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of an Unmatured Event of Default or Event of Default, and that its payment to Agent, for the account of Agent, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank's Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to repay in full such Swing Loan.

C.	Letters of Credit.

Subject to the terms and conditions of this Agreement, during the Commitment Period, Agent, in its own name, but only as agent for the Banks, shall issue such Letters of Credit for the account of Borrower or any Guarantor of Payment, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and Agent shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (a) the aggregate undrawn face amount of all issued and outstanding Letters of Credit would exceed the Letter of Credit Commitment, or (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans, plus
(ii) the aggregate undrawn face amount of all issued and outstanding Letters of Credit, plus (iii) the aggregate outstanding principal amount of all Swing Loans, would exceed the Total Commitment Amount. The issuance of each Letter of Credit shall confer upon each Bank the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of that Bank's Commitment Percentage.

Each request for a Letter of Credit shall be delivered to Agent not later than 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the day upon which the Letter of Credit is to be issued. Each such request shall be in a form acceptable to Agent and specify the face amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. Concurrently with each such request, Borrower, and any Guarantor of Payment for whose benefit the Letter of Credit is to be issued, shall execute and deliver to Agent an appropriate application and agreement, being in the standard form of Agent for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give each Bank notice of each such request for a Letter of Credit.

In respect of each Letter of Credit and the drafts thereunder, if any, whether issued for the account of Borrower or a Guarantor of Payment, Borrower agrees (a) to pay to Agent, for the pro rata benefit of the Banks, a non-refundable commission based upon the face amount of the Letter of Credit, which shall be paid quarterly in arrears, at the rate of the Applicable Margin (in effect on the date such Letter of Credit is issued) times the face amount of the Letter of Credit; (b) to pay to Agent, for its sole account, an additional Letter of Credit Fee, which shall be paid on the date that such Letter of Credit is issued, at the rate of one-eight of one percent (1/8 of 1%) of the face amount of such Letter of Credit; and
(c) pay to Agent, for its sole account, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by Agent under its fee schedule as in effect from time to time.

Whenever a Letter of Credit is drawn, Borrower shall immediately reimburse Agent for the amount drawn. In the event that the amount drawn is not reimbursed by Borrower within one (1) Business Day of the drawing of such Letter of Credit, at the option of Agent, the amount drawn shall be deemed to be a Revolving Loan to Borrower subject to the provisions and requirements of Section 2.1A (unless any such requirement shall be waived by Agent) and shall be evidenced by the Revolving Credit Notes. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Bank is hereby authorized to record on its records relating to its Revolving Credit Note such Bank's pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

SECTION 2.2.	CONDITIONS TO LOANS AND LETTERS OF CREDIT.  The
obligation of the Banks to make Revolving Loans, convert any Revolving Loan or continue any LIBOR Loan, or of Agent to issue Letters of Credit or make Swing Loans hereunder, is conditioned, in the case of each borrowing, conversion, continuation or issuance hereunder, upon:

(a)	all conditions precedent as listed in Article IV hereof shall have been satisfied on the Closing Date or, with respect to the items set forth in Section 4.2 hereof, within ten (10) Business Days after the Closing Date;

(b)	with respect to the making or conversion of any Revolving Loan, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion with respect to Base Rate Loans and, with respect to LIBOR Loans, by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing or conversion. Agent shall notify each Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date any Revolving Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds required of it;

(c)	with respect to Swing Loans, receipt by Agent of a Notice of
Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing;

(d)	with respect to Letters of Credit, satisfaction of the notice provisions set forth in Section 2.1C hereof;

(e)	Borrower's request for (i) a Base Rate Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Hundred Thousand Dollars ($100,000), (ii) a LIBOR Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000), and (iii) a Swing Loan shall be in the amount of not less than Two Hundred Fifty Thousand Dollars ($250,000), increased by increments of Twenty-Five Thousand Dollars ($25,000);

(f)	the fact that no Unmatured Event of Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan or issuance of the Letter of Credit would exist; and

(g)	the fact that each of the representations and warranties
contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making, conversion or continuation of such Loan, or the issuance of the Letter of Credit, except to the extent that any thereof expressly relate to an earlier date.

At no time shall Borrower request that LIBOR Loans be outstanding for more than fifteen (15) different Interest Periods at any one (1) time.

Each request by Borrower for the making, conversion or continuation of a Loan, or for the issuance of a Letter of Credit, hereunder shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the facts specified in (f) and (g) above.

Each request by Borrower for the making or continuation of a LIBOR
Loan or for the conversion of any Loan from or into a LIBOR Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund the Loan. A certificate as to the amount of such loss or expense submitted by the Banks to Borrower shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.3.	PAYMENT ON NOTES, ETC.  All payments of principal,
interest and facility and other fees shall be made to Agent in immediately available funds for the account of the Banks (except for any payment received with respect to any Swing Loan, which shall be for the account of Agent), and Agent shall promptly distribute to each Bank its ratable share of the amount of principal, interest, and facility and other fees received by it for the account of such Bank. Each Bank shall record (a) any principal, interest or other payment, and (b) the principal amount of the Base Rate Loans and the LIBOR Loans and all prepayments thereof and the applicable dates with respect thereto, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrower's obligations under each such Note. The aggregate unpaid amount of Loans set forth on the records of Agent shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that with respect to any LIBOR Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.


SECTION 2.4.	PREPAYMENT.  Borrower shall have the right at any time
or from time to time to prepay, on a pro rata basis for all of the Banks, all or any part of the principal amount of the Notes then outstanding as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrower shall give Agent notice of prepayment of any Base Rate Loans by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any LIBOR Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days before the Business Day on which such prepayment is to be made. Prepayments of Base Rate Loans shall be without any premium or penalty.

In any case of prepayment of any LIBOR Loan, Borrower agrees that if the reinvestment rate ("Reinvestment Rate") as quoted by the money desk of Agent, shall be lower than the LIBOR Rate applicable to the LIBOR Loan which is intended to be prepaid (hereinafter, "Last LIBOR"), then Borrower shall, upon written notice by Agent, promptly pay to Agent, for the benefit of the Banks, in immediately available funds, a prepayment fee equal to the product of (a) a rate (the "Prepayment Rate") which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (b) the principal amount of the LIBOR Loan which is to be prepaid, times (c) (i) the number of days remaining in the Interest Period of the LIBOR Loan which is to be prepaid divided by (ii) three hundred sixty (360). In addition, Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon Borrower's receipt of a written statement from Agent. Each prepayment of a LIBOR Loan shall be in the aggregate principal sum of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment pursuant to Article III hereof.

In the case of prepayment of any Swing Loan, Borrower agrees to pay a prepayment fee equal to the present value (discounted at the Discount Rate, as hereinafter defined), of (a) the amount, if any, by which (i) the interest rate on such Swing Loan exceeds (ii) the interest rate (as of the date of prepayment) on United States Treasury obligations in a like amount as the Swing Loan being prepaid, and with a maturity approximately equal to the number of days between the prepayment date and the due date for such Swing Loan, multiplied by (b) the amount of such Swing Loan being prepaid, multiplied by (c) (i) the number of days between the prepayment date and the due date for such Swing Loan divided by (ii) three hundred sixty (360). As used herein, "Discount Rate" means a rate equal to the interest rate (as of the date of prepayment) on United States Treasury obligations in a like amount as the Swing Loan being prepaid and with a maturity approximately equal to the number of days between the prepayment date and the date that such Swing Loan was due.

SECTION 2.5.	FACILITY AND OTHER FEES; TERMINATION OR REDUCTION OF
COMMITMENT.

(a)	Borrower shall pay to Agent, for the ratable account of the
Banks, as a consideration for the Commitment hereunder, a facility fee from the date hereof to and including the last day of the Commitment Period equal to (i) the Applicable Facility Fee Rate in effect on the payment date, times (ii) the Total Commitment Amount. The facility fee shall be payable, in arrears, on April 30, 1998, and on the last day of each July, October, January and April thereafter.

(b)	Borrower shall pay to Agent, for its sole benefit, on April 30,
1998, and on the last day of each July, October, January and April thereafter, all fees as set forth in the Agent Fee Letter. Borrower shall also pay all fees required to be paid pursuant to the terms of the Commitment Letter.

(c)	Borrower may at any time or from time to time terminate in whole or reduce the Commitment of the Banks hereunder to an amount not less than the aggregate principal amount of the Loans and Letters of Credit then outstanding, by giving Agent not fewer than three (3) Business Days' written notice, provided that any such reduction shall be in an aggregate amount for all of the Banks of Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000). Any reduction in the Total Commitment Amount shall be on a pro rata basis in accordance with the respective Commitment Percentages of the Banks. Agent shall promptly notify each Bank of its proportionate amount and the date of each such reduction. After each such reduction, the facility fees payable hereunder shall be calculated upon the Commitment of the Banks as so reduced. If Borrower terminates in whole the Commitment of the Banks, on the effective date of such termination (Borrower having prepaid in full the unpaid principal balance, if any, of the Notes outstanding, together with all interest and facility and other fees accrued and unpaid and provided that no issued and outstanding Letters of Credit shall exist) all of the Notes shall be delivered to Agent marked "Canceled" and redelivered to Borrower. Any reduction in the Commitment of the Banks shall be effective during the remainder of the Commitment Period, and if the entire Commitment is terminated, then the Commitment Period shall be deemed to have ended on the date of such termination.

SECTION 2.6.	COMPUTATION OF INTEREST AND FEES; DEFAULT RATE.
Interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder,
(a) the principal of each Note and the unpaid interest thereon shall bear interest, until paid, at the Default Rate; and (b) the fee for the aggregate undrawn face amount of all issued and outstanding Letters of Credit shall be increased to two percent (2%) in excess of the then applicable free from time to time in effect pursuant to Section 2.1C hereof. In no event shall the rate of interest hereunder exceed the rate allowable by law.

SECTION 2.7.	MANDATORY PAYMENT.

(a)	If the sum of (i) the aggregate principal amount of all Revolving
Loans outstanding, (ii) the aggregate principal amount of all Swing Loans outstanding, and (iii) the undrawn face amount of all issued and outstanding Letters of Credit, at any time exceeds the Total Commitment Amount, Borrower shall, as promptly as practicable, but in no event to be later than the next Business Day, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the aggregate outstanding principal amount of all Revolving Loans, the aggregate outstanding principal amount of all Swing Loans and the undrawn face amount of all issued and outstanding Letters of Credit within the Total Commitment Amount.

(b)	In addition, if Borrower, as provided herein, completes any
Private Placement and amount of the net proceeds of such Private Placement and all previous Private Placements, if any, exceeds the aggregate amount of Fifty Million Dollars ($50,000,000), then the Total Commitment Amount shall be reduced to the extent that the aggregate amount of all Private Placements exceeds Fifty Million Dollars ($50,000,000) and, after such reduction, to the extent that the sum of (i) the aggregate principal amount of all Revolving Loans outstanding, (ii) the aggregate principal amount of all Swing Loans outstanding, and (iii) the undrawn face amount of all issued and outstanding Letters of Credit then exceeds the Total Commitment Amount as so reduced, Borrower shall (A) make an immediate prepayment in the amount of such excess on the Revolving Loans, or on Swing Loans if no Revolving Loans shall then be outstanding, or (B) reduce, in the amount of such excess, the outstanding face amount of Letters of Credit, if no Revolving Loans or Swing Loans shall then be outstanding.

(c)	Any prepayment of a LIBOR Loan pursuant to subpart (a) or (b) of this Section 2.7 shall be subject to the prepayment fees set forth in
Section 2.4 hereof.


	ARTICLE III.   ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS

SECTION 3.1.	RESERVES OR DEPOSIT REQUIREMENTS, ETC.  If at any time
any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Eurocurrency Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any Loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining hereunder LIBOR Loans or to reduce the amount of principal or interest received by such Bank with respect to such LIBOR Loans, then, upon demand by such Bank, Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loans. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or convert the affected LIBOR Loans to Base Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof. Each Bank shall notify Borrower as promptly as practicable (with a copy thereof delivered to Agent) of the existence of any event which will likely require the payment by Borrower of any such additional amount under this Section.

SECTION 3.2.	TAX LAW, ETC.  In the event that by reason of any law,
regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such

Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or facility fee receivable by such Bank in respect thereof, then such Bank shall promptly notify Borrower stating the reasons therefor. Borrower shall thereafter pay to such Bank upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loans, as additional consideration hereunder, such additional amounts as shall fully compensate such Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

If any Bank receives such additional consideration from Borrower pursuant to this Section 3.2, such Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank's income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrower as aforesaid, Borrower, upon demand of such Bank, shall promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.

Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, Borrower, upon at least three (3) Business Days' prior written notice to such Bank through Agent, may prepay the affected LIBOR Loans in full or convert the affected LIBOR Loans to Base Rate Loans regardless of the Interest Period of any thereof. Any such prepayment or conversion shall be subject to the prepayment fees set forth in Section 2.4 hereof.

SECTION 3.3.	EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE
UNASCERTAINABLE. In respect of any LIBOR Loans, in the event that Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loans are not available to the Bank in the applicable eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (a) any notice of new LIBOR Loans (or conversion of existing Loans to LIBOR Loans) previously given by Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make Base Rate Loans, and (b) Borrower shall be obligated either to prepay, or to convert to Base Rate Loans, any outstanding LIBOR Loans on the last day of the then current Interest Period or Periods with respect thereto.

SECTION 3.4.	INDEMNITY.  Without prejudice to any other provisions
of this Article III, Borrower hereby agrees to indemnify each Bank against any loss or expense which such Bank may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

SECTION 3.5.	CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL.  If at
any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for any Bank to fund any LIBOR Loans which it is committed to make hereunder with moneys obtained in the eurodollar market, the commitment of such Bank to fund LIBOR Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrower and Agent declare that its commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable eurodollar market of any LIBOR Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower, Agent and the other Banks thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all LIBOR Loans to Base Rate Loans or prepay all LIBOR Loans to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.4 hereof.

SECTION 3.6.	FUNDING.  Each Bank may, but shall not be required to,
make LIBOR Loans hereunder with funds obtained outside the United States.


ARTICLE IV.   CONDITIONS PRECEDENT

SECTION 4.1.	CONDITIONS PRECEDENT TO CLOSING.  On the Closing Date,
or, with respect to any document or item to be delivered in connection with the Sonoco Acquisition, simultaneously with the making of the first Loan or the issuance of the first Letter of Credit, Borrower shall satisfy each of the following conditions:

(a)	NOTES.  Borrower shall have executed and delivered to each Bank its Revolving Credit Note and shall have executed and delivered to Agent the Swing Line Note.

(b)	GUARANTIES OF PAYMENT OF DEBT.  Each Guarantor of Payment (other than any Guarantor of Payment that is Target Company) shall have executed and delivered its Guaranty of Payment to Agent.

(c)	OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS.
Borrower and each Guarantor of Payment (other than any Guarantor of Payment that is a Target Company) shall have delivered to each Bank an officer's certificate certifying the names of the officers of Borrower or such Guarantor of Payment authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower and such Guarantor of Payment evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower or such Guarantor of Payment, as the case may be, is a party, and (b) the Articles (or Certificate) of Incorporation and Bylaws (or Regulations) and all amendments thereto of Borrower and such Guarantor of Payment.

(d)	LEGAL OPINION.  An opinion of counsel for Borrower and each
Guarantor of Payment (other than any Guarantor of Payment that is a Target Company) in form and substance satisfactory to Agent and the Banks shall have been delivered to each Bank.

(e)	GOOD STANDING CERTIFICATES.  Borrower shall have delivered to
Agent a good standing certificate for Borrower and each Guarantor of Payment (other than a Guarantor of Payment that is a Target Company), issued on or about the Closing Date by the Secretary of State in each state in which Borrower or such Guarantor of Payment is incorporated.

(f)	CLOSING AND LEGAL FEES; AGENT FEE LETTER.  (a) Borrower shall have paid to Agent, for its sole benefit, the fees described in the Fee Letter; (b) Borrower shall have paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents; and (c) Borrower shall have executed and delivered to Agent the Agent Fee Letter.

(g)	LIEN SEARCHES. With respect to the property owned or leased by
Borrower and each Guarantor of Payment, Borrower shall have caused to be delivered to each Bank: (a) the results of U.C.C. lien searches, satisfactory to Agent and the Banks, in such jurisdictions as may be requested by Agent; (b) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Banks, in such jurisdictions as may be requested by Agent; and (c) U.C.C. termination statements reflecting termination of all financing statements previously filed by any party having a security interest not permitted under the terms of this Agreement.

(h)	PURCHASE AGREEMENT.  Borrower shall have delivered to Agent an officer's certificate, in form and substance satisfactory to Agent, certifying to Agent that, upon funding of the first Loan hereunder by Agent and the Banks, the transactions contemplated by the Purchase Agreement to be consummated as of the Closing Date (as defined in the Purchase Agreement), including, without limitation, Borrower's acquisition of direct or indirect ownership of one hundred percent (100%) of the shares (or other ownership interests) of the Target Companies, will have been consummated in accordance with the terms thereof. Borrower shall also have delivered to Agent a signed copy of the Purchase Agreement, and copies of all ancillary documents related thereto, certified by an officer of Borrower as being true and complete.

(i)	FINANCIAL STATEMENTS OF TARGET COMPANIES.   Borrower shall have
provided to Agent and the Banks financial statements for the Target Companies for fiscal year ended December 31, 1997, which financial statements shall not be materially, in the opinion of Agent and the Majority Banks, different from the financial statements previously provided to Agent.

(j)	WIRE TRANSFER INSTRUCTIONS.  Borrower shall provide written wire transfer instructions to Agent.

(k)	NO MATERIAL ADVERSE CHANGE.  No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies.

(l)	MISCELLANEOUS.  Borrower shall have provided such other items and conditions as may be reasonably required by Agent or the Banks.

SECTION 4.2.	CONDITIONS SUBSEQUENT TO CLOSING DATE.  On or before
ten (10) Business Days after the Closing Date, Borrower shall satisfy each of the following conditions:

(a)	GUARANTIES OF PAYMENT OF DEBT.  Each Guarantor of Payment that is a Target Company shall have executed and delivered a Guaranty of Payment to Agent.

(b)	OFFICER'S CERTIFICATE, RESOLUTIONS, ORGANIZATIONAL DOCUMENTS.
Each Guarantor of Payment that is a Target Company shall have delivered to each Bank an officer's certificate certifying the names of the officers of such Guarantor of Payment authorized to sign its Guaranty of Payment together with the true signatures of such officers and certified copies of
(a) the resolutions of the board of directors of such Guarantor of Payment evidencing approval of the execution and delivery of its Guaranty of Payment and the execution of other Related Writings to which such Guarantor of Payment is a party, and (b) the Articles (or Certificate) of Incorporation and Bylaws (or Regulations) and all amendments thereto of such Guarantor of Payment.

(c)	LEGAL OPINION.  An opinion of counsel for each Guarantor of
Payment that is a Target Company, in form and substance satisfactory to Agent and the Banks, shall have been delivered to each Bank.

(d)	GOOD STANDING CERTIFICATES.  Borrower shall have delivered to
Agent a good standing certificate for each Guarantor of Payment that is a Target Company, issued on or within ten (10) Business Days after the Closing Date by the Secretary of State in each state in which such Guarantor of Payment that is a Target Company is incorporated.


ARTICLE V.   COVENANTS

Borrower agrees that so long as the Commitment remains in effect and thereafter until the principal of and interest on all Notes and all other payments and fees due hereunder shall have been paid in full, Borrower shall perform and observe, and shall cause each Subsidiary to perform and observe, each of the following provisions:

SECTION 5.1.	INSURANCE.  Each Company shall (a) maintain insurance
to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated; and (b) within ten (10) days of any Bank's written request, furnish to such Bank such information about any Company's insurance as that Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Bank and certified by a Financial Officer of Borrower.

SECTION 5.2.	MONEY OBLIGATIONS.  Each Company shall pay in full
(a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject;
(b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

SECTION 5.3.	FINANCIAL STATEMENTS.  Borrower shall furnish to each
Bank:

(a)	within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower and its Subsidiaries as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Banks and certified by a Financial Officer of Borrower;

(b)	within ninety (90) days after the end of each fiscal year of
Borrower, an annual audit report of Borrower and its Subsidiaries for that year, prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to the Banks and certified by an independent public accountant satisfactory to the Banks, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period, together with a certificate by the accountant setting forth the Unmatured Events of Default and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c)	concurrently with the delivery of the financial statements in (a)
and (b) above, a Compliance Certificate in the form of Exhibit D hereto;

(d)	within ninety (90) days after the end of each fiscal year of
Borrower, an annual operating budget for Borrower and its Subsidiaries for the then current fiscal year and, to the extent available, the next two
(2) succeeding fiscal years, to be in form acceptable to Agent;

(e)	as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower's securities; and

(f)	within ten (10) days of any Bank's written request, such other information about the financial condition, properties and operations of any Company as such Bank may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to such Bank and certified by a Financial Officer of the Company or Companies in question.

SECTION 5.4.	FINANCIAL RECORDS.  Each Company shall at all times
maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to the Company in question) permit the Banks to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

SECTION 5.5.	FRANCHISES.  Each Company shall preserve and maintain
at all times its existence, rights and franchises.

SECTION 5.6.	ERISA COMPLIANCE.  No Company shall incur any material
accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to the Banks (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of the Financial Officer of such Company, setting forth details as to such Reportable Event and the action which such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify the Banks of any material taxes assessed, proposed to be assessed or which Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section "material" means the measure of a matter of significance which shall be determined as being an amount equal to five percent (5%) of the Consolidated Net Worth of Borrower and its Subsidiaries. As soon as practicable, and in any event within twenty (20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent or any Bank, deliver or cause to be delivered to Agent or such Bank, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

SECTION 5.7.	FINANCIAL COVENANTS.

(a)	LEVERAGE.  The Companies shall not suffer or permit at any time the Leverage Ratio to exceed (i) 3.50 to 1.00 from the Closing Date through January 30, 1999, (ii) 3.25 to 1.00 from January 31, 1999 through October 30, 1999, and (iii) 3.00 to 1.00 on October 31, 1999 and thereafter, based upon the financial statements of the Companies.

(b)	INTEREST COVERAGE.  The Companies shall not suffer or permit at any time the ratio of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than (A) 2.25 to 1.00 from the Closing Date through January 30, 1999, and (B) 2.50 to 1.00 on January 31, 1999 and thereafter, based upon the financial statements of the Companies for the most recently completed four (4) fiscal quarters.

(c)	NET WORTH.  The Companies shall not suffer or permit their
Consolidated Net Worth at any time, based upon the financial statements of the Companies for the most recently completed fiscal quarter, to fall below the current minimum amount required, which current minimum amount required shall be Three Hundred Sixty Four Million Five Hundred Eighty Two Thousand Eight Hundred Dollars ($364,582,800), with such current minimum amount required to be (a) positively increased by the Increase Amount on April 30, 1998, and by an additional Increase Amount on the last day of each fiscal quarter thereafter, and (b) decreased by the total amount of the Acquisition Charges (after taxes) taken, for accounting purposes, to date. As used herein, the term "Increase Amount" shall mean an amount equal to
(i) fifty percent (50%) of the positive Consolidated Net Earnings of the Companies for the fiscal quarter then ended, plus (ii) one hundred percent (100%) of the proceeds from any equity offering.

SECTION 5.8.	BORROWING.   No Company shall create, incur or have
outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this Section shall not apply to (a) the Loans; (b) any loans or other forms of Indebtedness granted to a Company pursuant to any other agreement now or hereafter in effect so long as the aggregate principal amount of all such loans to all Companies does not exceed, at any one time outstanding, the lesser of (i) ten percent (10%) of the Consolidated Net Worth of the Companies (based upon the financial statements of the Companies for the most recently completed fiscal quarter), or (ii) Fifty Million Dollars ($50,000,000) (the current amounts of such indebtedness is set forth in Schedule 5.8 hereto); (c) loans to a Company from a Company so long as each such Company is Borrower or a Guarantor of Payment; or (d) a Private Placement.

SECTION 5.9.	LIENS.  No Company shall create, assume or suffer to
exist any Lien upon any of its property (real or personal) or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(a)	Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)	other statutory Liens incidental to the conduct of its business or the ownership of its property and assets which (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)	Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

(d)	any purchase money Lien on fixed assets of a Company securing loans or other Indebtedness pursuant to Section 5.8 (b) hereof, provided that such Lien only attaches to the property being acquired;

(e)	the Liens set forth on Schedule 5.9 hereto;

(f)	easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company; or

(g)	any other Liens on assets of a Company so long as all such Liens for all such Companies do not secure an aggregate amount in excess of Twenty Million Dollars ($20,000,000) at any one time outstanding.

No Company shall enter into any contract or agreement which would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower and/or any of its Subsidiaries.

SECTION 5.10.	REGULATIONS U and X.  No Company shall take any action
that would result in any non-compliance of the Loans with Regulations U and X of the Board of Governors of the Federal Reserve System.

SECTION 5.11.	INVESTMENTS AND LOANS.  No Company shall (a) create,
acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership without the prior written consent of Agent and the Majority Banks, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind, except guarantees securing only indebtedness of the Companies incurred or permitted pursuant to this Agreement; provided, that this Section shall not apply to:

(i)	any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)	any investment in direct obligations of the United States of
America or the Canadian government or in certificates of deposit issued by a member bank of the Federal Reserve System;

(iii)any investment in commercial paper or securities which at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's or Standard & Poor's;

(iv)	any repurchase agreement with or through Agent or any other FDIC insured institution with which such Company has deposits;

(v)	the holding of Subsidiaries listed on Schedule 6.1 hereto;

(vi)	loans to a Company from a Company so long as each such Company is
Borrower or a Guarantor of Payment;

(vii)any guaranty of the Indebtedness permitted pursuant to Section
5.8(b) hereof;

(viii)any advance or loan to an officer or employee of a Company, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Fifteen Million Dollars ($15,000,000) at any one (1) time outstanding.

(ix)	any Permitted Investment;

(x)	the holding of any stock which has been acquired pursuant to an
Acquisition permitted pursuant to Section 5.13 hereof;

(xi)	the creation of a Subsidiary for the purpose of making an
Acquisition permitted pursuant to Section 5.13 hereof, so long as such Subsidiary becomes a Guarantor of Payment promptly following such Acquisition; or

(xii)the holding of any Subsidiary as a result of an Acquisition made pursuant to Section 5.13 hereof so long as such Subsidiary becomes a Guarantor of Payment promptly following such Acquisition.

SECTION 5.12.	MERGER AND SALE OF ASSETS.  No Company shall merge or
consolidate with any other corporation or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any person or entity, except that if no Unmatured Event of Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)	any Subsidiary may merge with (i) Borrower (provided that
Borrower shall be the continuing or surviving corporation) or (ii) any one
(1) or more Guarantors of Payment, provided that either (A) the continuing or surviving corporation shall be a Wholly-Owned Subsidiary which is a Guarantor of Payment, or (B) after giving effect to any merger pursuant to this sub-clause (ii), Borrower and/or one or more Wholly-Owned Subsidiaries which are Guarantors of Payment shall own not less than the same percentage of the outstanding Voting Power of the continuing or surviving corporation as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) owned of the merged Subsidiary immediately prior to such merger;

(b)	any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower, (ii) any Wholly-Owned Subsidiary which is a Guarantor of Payment, or (iii) any Guarantor of Payment, of which Borrower and/or one or more Wholly-Owned Subsidiaries, which are Guarantors of Payment, shall own not less than the same percentage of Voting Power as Borrower and/or one or more Wholly-Owned Subsidiaries (which are Guarantors of Payment) then own of the Subsidiary making such sale, lease, transfer or other disposition;

(c)	any Company may engage in any such conduct in connection with an
Acquisition permitted pursuant to Section 5.13 hereof so long as the resulting Person is either Borrower or a Guarantor of Payment;

(d)	the Companies may make timber sales in the ordinary course of business consistent with past practice, and may dispose of assets in connection with corporate restructuring associated with the Sonoco Acquisition; or

(e)	in addition to the sale of assets permitted pursuant to items
(b), (c) and (d) hereof, the Companies may sell any other assets so long as all such sales of assets do not exceed the aggregate amount, for all

Companies during any fiscal year, of Twenty Five Million Dollars
($25,000,000).

SECTION 5.13.	ACQUISITIONS.  No Company shall effect an Acquisition
unless (a) the transaction qualifies as a Permitted Investment; or (b) (i) the Person that acquires the assets, stock or other equity interests that are the subject of the Acquisition or, if applicable, is the surviving entity of the merger, consolidation or combination associated with the Acquisition, is Borrower or a Subsidiary that is, or promptly following such Acquisition becomes, a Guarantor of Payment; (ii) the business acquired by virtue of the Acquisition is reasonably related to a line of business then being engaged in by one (1) or more of the Companies; (iii) the Companies are in full compliance with the Loan Documents both prior to and subsequent to the transaction; and (iv) Borrower provides to Agent and the Banks, at least twenty (20) days prior to such Acquisition, written notice of such Acquisition, and, in addition, in the case of any Acquisition for Consideration in excess of Ten Million Dollars ($10,000,000), historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with
Section 5.7 hereof, both before and after the proposed Acquisition.

SECTION 5.14.	NOTICE.  Borrower shall cause a Financial Officer of
Borrower to promptly notify Agent and the Banks whenever any Unmatured Event of Default or Event of Default may occur hereunder or any other representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

SECTION 5.15.	ENVIRONMENTAL COMPLIANCE.  Each Company shall comply in
all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which any Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise, except where the failure to do so will not cause or result in a Material Adverse Effect. Borrower shall furnish to the Banks promptly after receipt thereof a copy of any notice any Company may receive from any governmental authority, private person or entity or otherwise that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law, except where the failure to do so will not cause or result in a Material Adverse Effect. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. Borrower shall defend, indemnify and hold Agent and the Banks harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law.

SECTION 5.16.	AFFILIATE TRANSACTIONS.  No Company shall, or shall
permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (as defined below) of a Company on terms that are less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit (a) the payment of customary and reasonable directors' fees to directors who are not employees of a Company or any Affiliate of a Company; or (b) any transaction between a Company and an Affiliate (if Borrower or a Guarantor of Payment) which Borrower reasonably determines in good faith is beneficial to Borrower and its Affiliates as a whole and which is not entered into for the purpose of hindering the exercise by Agent or the Banks of their rights or remedies under this Agreement. For purposes of this provision,"Affiliate" shall mean any person or entity, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

SECTION 5.17.	CORPORATE NAMES.   No Company shall change its
corporate name, unless, in each case, Borrower shall provide each Bank with thirty (30) days prior written notice thereof.

SECTION 5.18.	SUBSIDIARY GUARANTIES.   Each Subsidiary of a Company,
created, acquired or held subsequent to the Closing Date, shall promptly execute and deliver to Agent a Guaranty of Payment, in substantially the same form as is executed by Virginia Fibre Corporation or in such other form as is acceptable to Agent and the Majority Banks, along with such corporate governance and authorization documents and an opinion of counsel as may be deemed necessary or advisable by Agent; provided, however, that a Subsidiary shall not be required to execute such Guaranty of Payment if:
(a) (i) the total assets of such Subsidiary are less than Five Hundred Thousand Dollars ($500,000), and (ii) the aggregate of the total assets of all such Subsidiaries with total asset values of less than Five Hundred Thousand Dollars ($500,000) does not exceed the aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000), or (b) such Subsidiary is organized outside of the United States. In the event that the total assets of any domestic Subsidiary which is not a Guarantor of Payment are at any time equal to or greater than Five Hundred Thousand Dollars ($500,000), Borrower shall provide Agent and the Banks with prompt written notice of such asset value.

SECTION 5.19.	OTHER COVENANTS.  In the event that Borrower shall
enter into any other contract or agreement for the borrowing of money in excess of the aggregate amount of Five Million Dollars ($5,000,000), wherein the covenants and agreements contained therein are more restrictive than the covenants set forth herein, then the Company shall be bound hereunder by such covenants and agreements with the same force and effect as if such covenants and agreements were written herein.

	ARTICLE VI.  REPRESENTATIONS AND  WARRANTIES

Borrower represents and warrants that the statements set forth in this
Article VI are true, correct and complete.

SECTION 6.1.	CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN
QUALIFICATION. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business and is in good standing as a foreign corporation in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities, as of the Closing Date, makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect. Schedule
6.1 sets forth each Subsidiary of Borrower, its state of incorporation, the location of its chief executive offices and its principal place of business as of the Closing Date. Borrower owns, directly or indirectly, all of the capital stock of each of its Subsidiaries.

SECTION 6.2.	CORPORATE AUTHORITY.  Borrower has the right and power
and is duly authorized and empowered to enter into, execute, deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which Borrower is a party have been duly authorized and approved by Borrower's Board of Directors and are the valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 of this Agreement) upon any assets or property of Borrower under the provisions of, Borrower's Articles (or Certificate) of Incorporation, Bylaws (or Regulations) or any agreement.


SECTION 6.3.	COMPLIANCE WITH LAWS.

(a)	Each Company holds permits, certificates, licenses, orders,
registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business;

(b)	Each Company is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices except in those instances, if any, where a failure of compliance will not cause or result in a Material Adverse Effect; and

(c)	No Company is in violation of or in default under any material agreement to which it is a party or by which its assets are subject or bound, which violation or default has caused or will result in a Material Adverse Effect.

SECTION 6.4.	LITIGATION AND ADMINISTRATIVE PROCEEDINGS.  Except as
disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against Borrower or any of its Subsidiaries, or in respect of which Borrower or any of its Subsidiaries may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, which, as to subsections (a) through (c) hereof, would have or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.5.	TITLE TO ASSETS.  Each Company has good title to and
ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.
Schedule 6.5 hereto sets forth all real property owned by each Company as of the Closing Date.

SECTION 6.6.	LIENS AND SECURITY INTERESTS.  On and after the Closing
Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is no financing statement outstanding covering any personal property of any Company, other than a financing statement in favor of Agent on behalf of the Banks, if any; (b) there is no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Agent on behalf of the Banks, if any; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind other than any security interest or Lien which may be granted to Agent on behalf of the Banks. On and after the Closing Date, no Company has entered into any contract or agreement which would prohibit Agent or the Banks from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of Borrower and/or any of its Subsidiaries which are not encumbered by Liens permitted under Section 5.9 hereof.

SECTION 6.7.	TAX RETURNS.  All federal, state and local tax returns
and other reports required by law to be filed in respect of the income, business, properties and employees of Borrower have been filed and all taxes, assessments, fees and other governmental charges which are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes and for the current fiscal year.

SECTION 6.8.	ENVIRONMENTAL LAWS.  Except as set forth on Schedule
6.8 hereto, (a) each Company is in compliance with any and all Environmental Laws (except where the failure to so comply would have or would not reasonably be expected to have a Material Adverse Effect), including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, and (b) no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of their knowledge, threatened against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company which, if adversely decided, would have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are being cleaned up in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.

SECTION 6.9.	CONTINUED BUSINESS.  Except with respect to the
consolidations and adjustments with respect to the Sonoco Acquisition, there exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of the Companies taken as a whole, and there exists no present condition or state of facts or circumstances which would have a Material Adverse Effect on the Companies' ability to conduct such business or the transactions contemplated by this Agreement in substantially the same manner as theretofore conducted.

SECTION 6.10.	EMPLOYEE BENEFITS PLANS.  Schedule 6.10 hereto
identifies each ERISA Plan. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. Except for the changes resulting from the Sonoco Acquisition, no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code

Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter, or is in the process of getting such a letter, from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired,
(d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period", and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets. The aggregate potential amount of liability that would result if all Controlled Group members withdrew from all Multiemployer Plans in a "complete withdrawal" (within the meaning of ERISA Section 4203) would not exceed Five Million Dollars ($5,000,0000).

SECTION 6.11.	CONSENTS OR APPROVALS.  No consent, approval or
authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by Borrower in connection with the execution, delivery or performance of any of the Loan Documents, which has not already been obtained or completed.

SECTION 6.12.	SOLVENCY.  Borrower has received consideration which is
the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Banks. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

SECTION 6.13.	FINANCIAL STATEMENTS.  The audited Consolidated
financial statements of the Companies for the fiscal year ended October 31, 1997 and the interim financial statements of the Companies for the period ended January 31, 1998, furnished to Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and each fairly presents the Companies' financial condition as of the date thereof and the results of the Companies' operations for the period then ending. Since the dates of such statements, there has been no material adverse change in any Company's financial condition, properties or business nor any change in any Company's accounting procedures.

SECTION 6.14.	REGULATIONS.  Borrower is not engaged principally or as
one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loans (or any conversion thereof) nor the use of the proceeds of the Loans will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

SECTION 6.15.	MATERIAL AGREEMENTS.  Except as disclosed on Schedule
6.15 hereto, neither Borrower nor any of its Subsidiaries is a party to any
(a) debt instrument; (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended); (e) management or employment contract or contract for personal services with any of its Affiliates which is not otherwise terminable at will or on less than ninety
(90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement which, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

SECTION 6.16.	INTELLECTUAL PROPERTY.  Each Company owns, possesses,
or has the right to use all the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 6.17.	INSURANCE.  Each Company maintains with financially
sound and reputable insurers insurance with coverage and limits as required by law and as is customary with persons engaged in the same businesses as the Companies.

SECTION 6.18.	ACCURATE AND COMPLETE STATEMENTS.  Neither the Loan
Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact. After due inquiry by Borrower, there is no known fact which any Company has not disclosed to Agent and the Banks which would have a Material Adverse Effect.

SECTION 6.19.	DEFAULTS.  No Unmatured Event of Default or Event of
Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

	ARTICLE VII.   EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

SECTION 7.1.	PAYMENTS.  If the principal of any Note shall not be
paid in full when due and payable or the interest on any Note or any facility or other fee shall not be paid in full when due and payable or within five (5) Business Days thereafter.

SECTION 7.2.	SPECIAL COVENANTS.  If any Company or any Obligor shall
fail or omit to perform and observe Sections 5.7, 5.8, 5.9, 5.11, 5.12 or
5.13 hereof.

SECTION 7.3.	OTHER COVENANTS.  If  any Company or any Obligor shall
fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or Obligor's part, as the case may be, to be complied with, and that Unmatured Event of Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Bank that the specified Unmatured Event of Default is to be remedied.

SECTION 7.4.	REPRESENTATIONS AND WARRANTIES.  If any representation,
warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Banks or any thereof or any other holder of any Note, shall be false or erroneous.

SECTION 7.5.	CROSS DEFAULT.  If any Company or any Obligor shall
default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of the aggregate, for all such obligations, of Five Million Dollars ($5,000,000), beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity.

SECTION 7.6.	ERISA DEFAULT.  The occurrence of one or more ERISA
Events which (a) the Majority Banks determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess, for all such Liens, of Five Hundred Thousand Dollars ($500,000).

SECTION 7.7.	CHANGE IN CONTROL.  If any Change in Control shall
occur.

SECTION 7.8.	MONEY JUDGMENT.  A final judgment or order for the
payment of money shall be rendered against any Company or any Obligor by a court of competent jurisdiction, which remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments shall exceed Five Million Dollars ($5,000,000).

SECTION 7.9.	VALIDITY OF LOAN DOCUMENTS.  (a) Any material
provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Guarantor of Payment; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Guarantor shall be contested by any Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.

SECTION 7.10.	SOLVENCY.  If any Company or any Obligor shall
(a) discontinue business (except as specifically permitted pursuant to the terms of this Agreement), (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors,
(d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.


	ARTICLE VIII.   REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere,

SECTION 8.1.	OPTIONAL DEFAULTS.  If any Event of Default referred to
in Section 7.1, 7.2., 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9 hereof shall occur, the Majority Banks shall have the right in their discretion, by directing Agent, on behalf of the Banks, to give written notice to Borrower, to:

(a)	terminate the Commitment and the credits hereby established, if not theretofore terminated, and, immediately upon such election, the obligations of Banks, and each thereof, to make any further Loan or Loans and the obligation of Agent to issue any Letter of Credit hereunder immediately shall be terminated, and/or

(b)	accelerate the maturity of all of the Debt (if it be not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

SECTION 8.2.	AUTOMATIC DEFAULTS.  If any Event of Default referred
to in Section 7.10 hereof shall occur:

(a)	all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loan or Loans hereunder, nor shall Agent be obligated to issue any Letter of Credit hereunder, and

(b)	the principal of and interest on any Notes then outstanding, and all of the Debt to the Banks, shall thereupon become and thereafter be immediately due and payable in full (if it be not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

SECTION 8.3.	LETTERS OF CREDIT.  If the maturity of the Notes is
accelerated pursuant to Sections 8.1 or 8.2 hereof, Borrower shall immediately deposit with Agent, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Banks are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Bank to or for the credit or account of any Company, as security for Borrower's and any Guarantor of Payment's obligations to reimburse Agent and the Banks for any then outstanding Letters of Credit.

SECTION 8.4.	OFFSETS.  If there shall occur or exist any Event of
Default referred to in Section 7.10 hereof or if the maturity of the Notes is accelerated pursuant to Section 8.1 or 8.2 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.5 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other person, all such notices and demands being hereby expressly waived by Borrower.

SECTION 8.5.	EQUALIZATION PROVISION.  Each Bank agrees with the
other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all indebtedness owing by Borrower to that Bank pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of Borrower in the amount of such participation.


	ARTICLE IX.   THE AGENT

The Banks authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

SECTION 9.1.	APPOINTMENT AND AUTHORIZATION.  Each Bank hereby
irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.2.	NOTE HOLDERS.  Agent may treat the payee of any Note as
the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

SECTION 9.3.	CONSULTATION WITH COUNSEL.  Agent may consult with
legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

SECTION 9.4.	DOCUMENTS.  Agent shall not be under any duty to
examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

SECTION 9.5.	AGENT AND AFFILIATES.  With respect to the Loans, Agent
shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, and Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or affiliate thereof.

SECTION 9.6.	KNOWLEDGE OF DEFAULT.  It is expressly understood and
agreed that Agent shall be entitled to assume that no Unmatured Event of Default or Event of Default has occurred and is continuing, unless Agent has been notified by a Bank in writing that such Bank believes that an Unmatured Event of Default or Event of Default has occurred and is continuing and specifying the nature thereof.

SECTION 9.7.	ACTION BY AGENT.  So long as Agent shall be entitled,
pursuant to Section 9.6 hereof, to assume that no Unmatured Event of Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

SECTION 9.8.	NOTICES, DEFAULT, ETC.  In the event that Agent shall
have acquired actual knowledge of any Unmatured Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and Agent shall inform the other Banks in writing of the action taken. Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

SECTION 9.9.	INDEMNIFICATION OF AGENT.  The Banks agree to indemnify
Agent (to the extent not reimbursed by Borrower), ratably according to their respective Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from Agent's gross negligence, willful misconduct or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement.

SECTION 9.10.	SUCCESSOR AGENT.  Agent may resign as agent hereunder
by giving not fewer than thirty (30) days' prior written notice to Borrower and the Banks. If Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to the Banks of its resignation, then Agent shall appoint a successor agent who shall serve as agent until such time as the Majority Banks appoint a successor agent (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld or delayed). Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term "Agent" shall mean such successor effective upon its appointment, and the former agent's rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.


	ARTICLE X.   MISCELLANEOUS

SECTION 10.1.	BANKS' INDEPENDENT INVESTIGATION.  Each Bank, by its
signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

SECTION 10.2.	NO WAIVER; CUMULATIVE REMEDIES.  No omission or course
of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

SECTION 10.3.	AMENDMENTS, CONSENTS.  No amendment, modification,
termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitment hereunder, (b) the extension of maturity of the Notes, the payment date of interest thereunder, or the payment of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights, or the Majority Banks definition in this Agreement, (e) the release of any Guarantor of Payment, or (f) any amendment to this Section
10.3 or Section 8.5 hereof. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto.

SECTION 10.4.	NOTICES.  All notices, requests, demands and other
communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

SECTION 10.5.	COSTS, EXPENSES AND TAXES.  Borrower agrees to pay on
demand all costs and expenses of Agent, including, but not limited to, (a) administration and out-of-pocket expenses of Agent in connection with the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect thereto and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (d) all costs and expenses, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Loan Documents or any Related Writing. Borrower also agrees to pay any expenses of Agent incurred in connection with the preparation of the Loan Documents and any Related Writings. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

SECTION 10.6.	INDEMNIFICATION.  Borrower agrees to defend, indemnify
and hold harmless Agent and the Banks from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loans hereunder or any activities of any Company or any Obligor or any of their affiliates; provided that no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

SECTION 10.7.	CAPITAL ADEQUACY.  To the extent not covered by Article
III hereof, if any Bank shall have determined, after the date hereof, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen
(15) days after demand by such Bank (with a copy to Agent), Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank (or its holding company) for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

SECTION 10.8.	OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS.  The
obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank has any fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

SECTION 10.9.	EXECUTION IN COUNTERPARTS.  This Agreement may be
executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

SECTION 10.10.	BINDING EFFECT; BORROWER'S ASSIGNMENT.  This Agreement
shall become effective when it shall have been executed by Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

SECTION 10.11.	BANK ASSIGNMENTS/PARTICIPATIONS.

A.	Assignments of Commitments.  Each Bank shall have the right at any time or times to assign to another financial institution, without recourse, all or a percentage of all of the following: (a) that Bank's Commitment, (b) all Loans made by that Bank, (c) that Bank's Notes, and (d) that Bank's interest in any Letter of Credit and any participation purchased pursuant to Section 2.1B or 8.5 hereof; provided, however, in each such case, that the assignor and the assignee shall have complied with the following requirements:

(i)	Prior Consent.  No assignment may be consummated pursuant to this Section 10.11 without the prior written consent of Borrower and Agent (other than an assignment by any Bank to any affiliate of such Bank which affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower's consent shall not be required if, at the time of the proposed assignment any Unmatured Event of Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder;

(ii)	Minimum Amount.  Each such assignment shall be in a minimum
amount of the lesser of Ten Million Dollars ($10,000,000) of the assignor's Commitment or the entire amount of the assignor's
Commitment;

(iii)	Assignment Fee; Assignment Agreement.  Unless the
assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, the assignor shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500). Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (A) cause the assignee to execute and deliver to Borrower and Agent an Assignment and Acceptance Agreement, in the form of Exhibit E hereto (an "Assignment Agreement"), and (B) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require; and

(iv)	Non-U.S. Assignee.  If the assignment is to be made to an
assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five (5) Business Days prior to the effective date of such assignment, (A) to represent to the assignor Bank (for the benefit of the assignor Bank, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (B) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (1) U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or (2) United States Internal Revenue Service Form W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (C) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Bank (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form 4224 or Form 1001 or Form W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

Upon satisfaction of the requirements specified in clauses (i) through
(iv) above, Borrower shall execute and deliver (A) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (B) to the assignee, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor's Note or Notes being replaced shall be returned to Borrower marked "replaced".

Upon satisfaction of the requirements of set forth in (i) through
(iv), and any other condition contained in this Section 10.11A, (A) the assignee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement, (B) in the event that the assignor's entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a "Bank" and (C) the signature pages hereto and Schedule 1 hereof shall be automatically amended, without further action, to reflect the result of any such assignment.

Agent shall maintain at its address referred to in Section 10.4 a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

B.	Sale of Participations.  Each Bank shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution, as the case may be, in all or any part of (a) that Bank's Commitment, (b) that Bank's Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement, and (e) that Bank's interest in any Letter of Credit and any participation, if any, purchased pursuant to Section 2.1B or 8.5 hereof or this Section 10.11B.

The provisions of Article III and Section 10.7 shall inure to the benefit of each purchaser of a participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

In the event that any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against Borrower the Loan Documents and the Related Writings) and duties pursuant to the Loan Documents and the Related Writings, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 10.3, except if and to the extent that any such waiver, consent or amendment would:

(i)	reduce any fee or commission allocated to the participation or sub-participation, as the case may be,

(ii)	reduce the amount of any principal payment on any Loan allocated to the participation or sub-participation, as the case may be, or reduce the principal amount of any Loan so allocated or the rate of interest payable thereon, or

(iii)	extend the time for payment of any amount allocated to the
participation or sub-participation, as the case may be.

No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

SECTION 10.12.	SEVERABILITY OF PROVISIONS; CAPTIONS.  Any provision of
this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

SECTION 10.13.	INVESTMENT PURPOSE.  Each of the Banks represents and
warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

SECTION 10.14.	ENTIRE AGREEMENT.  This Agreement, any Note and any
other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

SECTION 10.15.	GOVERNING LAW; SUBMISSION TO JURISDICTION.  This
Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, any Loan Document or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.16.	LEGAL REPRESENTATION OF PARTIES.  The Loan Documents
were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

SECTION 10.17.	JURY TRIAL WAIVER.  BORROWER, AGENT AND EACH OF THE
BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Address:	425 Winter Road	     	       	GREIF BROS. CORPORATION
Delaware, Ohio 43015
Attention: Chief Financial Officer	    By:__________________________
	                                         Michael J. Gasser, Chairman
                                          and Chief Executive Officer


Address:	Key Center			          	      KEYBANK NATIONAL ASSOCIATION,
127 Public Square			                   as Agent and as a Bank
Cleveland, Ohio  44114-1306
Attention: Large Corporate	            By:__________________________
  Banking Division			                     Thomas A. Crandell, Vice
                                          President

                         	SCHEDULE 1

                    	BANKS AND COMMITMENTS

                                        REVOLVING
                                          CREDIT
                          COMMITMENT    COMMITMENT
BANKING INSTITUTIONS      PERCENTAGE      AMOUNT      MAXIMUM AMOUNT
KeyBank National
Association                  100%      $325,000,000    $325,000,000

Total Commitment
Amount                       100%      $325,000,000    $325,000,000

                       	SCHEDULE 2

                  	GUARANTORS OF PAYMENT


GBC Holding Co., a Delaware corporation

Greif Holding, Inc., (f.k.a. KMI Continental Fibre Drum, Inc.), a Delaware corporation

Greif Fibre Drum, Inc. (f.k.a. Sonoco Fibre Drum, Inc.), a Delaware corporation

Greif Packaging Services, Inc. (f.k.a. Sonoco Packaging Services, Inc.), a Delaware corporation

Greif Packaging Systems, LLC (f.k.a. Total Packaging Systems of Georgia,
LLC), a Delaware limited liability company

Greif Plastic Drum, Inc. (f.k.a. Sonoco Plastic Drum, Inc.), an Illinois corporation

Greif Plastic Drum Southwest Division, Inc. (f.k.a. Sonoco Plastic Drum Southwest Division,Inc.), a Texas corporation

Greif Plastic Drum Southeast Division, Inc. (f.k.a. Sonoco Plastic Drum Southeast Division,Inc.), a Kentucky corporation

Michigan Packaging Company, a Delaware corporation

Soterra, Incorporated, a Delaware corporation

Virginia Fibre Corporation, a Virginia corporation